EXHIBIT 5.02

[Letterhead of Richards, Layton & Finger, P.A.]

August 22, 2003

Southwest Gas Capital Trust II

c/o Southwest Gas Corporation

5241 Spring Mountain Road

P.O. Box 98510

Las Vegas, Nevada 89193-8510

Re:	Southwest Gas Capital Trust II

Ladies and Gentlemen:

We have acted as special Delaware counsel for Southwest Gas Capital Trust II, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

(a)	The Trust Agreement for the Trust, dated as of June 23, 2003 (the “Original Trust Agreement”), by and among Southwest Gas Corporation, a California corporation, as depositor (the “Depositor”), and the trustees of the Trust named therein;

(b)	A certified copy of the Certificate of Trust for the Trust, as filed with the Office of the Secretary of State of the State of Delaware (the “Secretary of State”) on June 23, 2003;

(c)	The Amended and Restated Trust Agreement for the Trust, dated as of August 25, 2003, among the Depositor, BNY Midwest Trust Company, as Property Trustee, The Bank of New York (Delaware), as Delaware trustee and the holders, from time to time, of the undivided beneficial interests in the assets of the Trust (the “Trust Agreement”);

Southwest Gas Capital Trust II

August 22, 2003

(d)	The Prospectus, dated August 12, 2003, and the Prospectus Supplement, dated August 20, 2003, with respect to the Trust (jointly, the ‘Prospectus”) relating to the 7.70% Preferred Trust Securities of the Trust representing preferred undivided beneficial interests in the assets of the Trust (each, a “Preferred Trust Security” and collectively, the “Preferred Trust Securities”); and

(e)	A Certificate of Good Standing for the Trust, dated August 22, 2003, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (e) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (e) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Agreement will constitute the entire agreement among the parties thereto with respect to the creation, operation and termination of the Trust, that the Certificate of Trust is in full force and effect and has not been further amended and that the Trust Agreement will be in full force and effect and will be executed in substantially the forms reviewed by us, (ii) except to the extent provided in paragraph 1 below, the due creation or due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) except to the extent provided in paragraph 2 below, that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) except to the extent provided in paragraph 2 below, the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the receipt by each Person to whom Preferred Trust Securities are to be issued by the Trust (collectively, the “Preferred Trust Security Holders”) of a Preferred Trust Security Certificate for such Preferred Trust Security and the payment for the Preferred Trust Security acquired by it, in accordance with the Trust Agreement and the Prospectus, and (vii) that the Preferred Trust Securities are issued and sold to the Preferred Trust Security Holders in accordance with the Trust Agreement and the Prospectus. We have not participated in the preparation of the Prospectus and assume no responsibility for their contents.

Southwest Gas Capital Trust II

August 22, 2003

This opinion is limited to the laws of the State of Delaware (excluding the securities and blue sky laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder that are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.    The Trust has been duly created and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et seq.

2.    The Preferred Trust Securities of the Trust have been duly authorized by the Trust Agreement and are duly and validly issued and, subject to the qualifications set forth in paragraph 3 below, fully paid and non-assessable undivided beneficial interests in the assets of the Trust.

3.    The Holders of the Preferred Trust Securities, as beneficial owners of the Trust, are entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Holders of the Preferred Trust Securities may be obligated to make payments as set forth in the Trust Agreement.

We consent to the incorporation by reference of this opinion into the Prospectus. In addition, we hereby consent to the reference to us as local counsel under the heading “Legal Matters” in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

DKD/jmb